Exhibit 5.2

[LETTERHEAD OF DAVIS POLK & WARDWELL LLP]

March 14, 2017

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103-2838

Ladies and Gentlemen:

We have acted as counsel to Comcast Corporation, a Pennsylvania corporation (the “Company”) in connection with the issuance by the Company, pursuant to the Subscription Agreement dated February 15, 2017 (the “Subscription Agreement”) among the Company, the Guarantors (as defined below) and Deutsche Bank AG, Taipei Branch and Citibank Taiwan Limited, as the managers named therein (the “Managers”), of $1,005,000,000 aggregate principal amount of its 4.450% Notes due 2047 (the “Notes”). The Notes are to be issued pursuant to the provisions of the Indenture dated as of September 18, 2013 (the “ Base Indenture”) by and among the Company, the guarantors named therein and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of November 17, 2015 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among the Company, the guarantors named therein and the Trustee and guaranteed (the “Guarantees”) on an unsecured and unsubordinated basis by Comcast Cable Communications, LLC and NBCUniversal Media, LLC (the “Guarantors”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and the Guarantors that we reviewed were and are accurate and (vi) all representations made by the Company and the Guarantors as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

Comcast Corporation	2	March 14, 2017

(1) Assuming the Indenture has been duly authorized, executed and delivered by the Trustee and the Company, the Indenture is a valid and binding agreement of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of any Guarantor’s obligation.

(2) The Guarantees have been duly authorized, and, assuming the Notes have been duly authorized by the Company, when the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Manager in accordance with the terms of the Subscription Agreement, the Notes will be valid and binding obligations of the Company and the Guarantees will be valid and binding obligations of the Guarantors, in each case enforceable against the Company and the Guarantors, respectively, in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and will be entitled to the benefits of the Indenture, provided that we express no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.

In connection with the opinions expressed above, we have assumed that the Company is validly existing as a corporation in good standing under the laws of the State of Pennsylvania. In addition, we have assumed that the Indenture and the Notes (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company and the Guarantors). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws, limited liability company operating agreement or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company and each Guarantor.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York and the General Corporation and Limited Liability Company laws of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Company or the Guarantors, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K filed by the Company on the date hereof and its incorporation by reference into the Company’s registration statement on Form S-3 filed on July 28, 2016, as amended as of the date of the Subscription Agreement (File No. 333-212719). In addition, we consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the registration statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP